Exhibit T3A.10

CERTIFICATE OF INCORPORATION ON CHANGE OF NAME Company No. 6747036 The Registrar of Companies for England and Wales hereby certifies that WHALECO (NO.11) LIMITED having by special resolution changed its name, is now incorporated under the name of DIAMOND OFFSHORE ENTERPRISES LIMITED Given at Companies House on 12th November 2008

CERTIFICATE OF INCORPORATION OF A PRIVATE LIMITED COMPANY Company No. 6747036 The Registrar of Companies for England and Wales hereby certifies that WHALECO (NO.11) LIMITED is this day incorporated under the Companies Act 1985 as a private company and that the company is limited. Given at Companies House on 11th November 2008